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EXHIBIT 5

LEGAL OPINION

OPINION OF LESLIE J. PARRETTE, JR.

August 13, 2000

UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 which UtiliCorp United Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering $70,000,000 of unsecured obligations (the "Obligations") to pay deferred compensation in the future to participants under the UtiliCorp United Inc. Capital Accumulation Plan (the "Plan").

I am of the opinion that all proper corporate proceedings have been taken so that the Obligations, when issued, will be valid and legally binding obligations of the Company, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

I hereby consent to the filing of this opinion with the SEC.

Very truly yours,
/s/ Leslie J. Parrette, Jr. Leslie J. Parrette, Jr. Senior Vice President and General Counsel

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OPINION OF LESLIE J. PARRETTE, JR.